News Release

Release Date: Wednesday October 20, 2004

Release Time: Immediate

Contact:      Eric E. Stickels, Executive Vice President & CFO

Phone:        (315) 366-3702

--------------------------------------------------------------------------------

Oneida Financial Corp. Reports Record 2004 Third Quarter Operating Results (unaudited)

     Oneida, NY, October 20, 2004 - Oneida Financial Corp. (NASDAQ: ONFC), the parent company of The Oneida Savings Bank, has announced third quarter operating results. Net income for the three months ending September 30, 2004 was $1.1 million, or $0.14 basic earnings per share compared to $751,000, or $0.10 basic earnings per share, for the three months ended September 30, 2003. The increase in net income was primarily the result of increases in net interest income and non-interest income, partially offset by increased non-interest expenses and a decrease in gains realized on loan sales. Net income for the nine months ending September 30, 2004 is $2.7 million, or $0.36 basic earnings per share compared with $2.5 million or $0.34 per share for the same period during 2003.

     Total assets increased $2.4 million, to $427.2 million at September 30, 2004 from $424.9 million at September 30, 2003. The Company's asset growth is primarily due to increases in loans receivable partially offset by a decrease in investment securities and cash and cash equivalents. Loans receivable increased $9.6 million at September 30, 2004 as compared with September 30, 2003, after recording the sale of $22.8 million in fixed rate one-to-four family residential real estate loans sold during the intervening twelve month period. The increase in loans receivable was funded by a decrease of $6.0 million in cash and cash equivalents at September 30, 2004 compared with September 30, 2003 as well as a decrease in investment securities of $2.8 million for the same period. In addition, total deposits decreased 0.9%, to $306.3 million at September 30, 2004 compared with $309.2 million at September 30, 2003, while the level of non-interest bearing deposits increased 5.1% to $53.8 million at September 30, 2004 from $51.1 million at September 30, 2003.


     Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "Oneida Financial Corp. continues to employ a business model that has succeeded in diversifying the Company's lines of business and revenue sources. This has resulted in a significant increase in non-interest income from both insurance and banking operations." During the third quarter of 2004 insurance commission income and deposit account fee revenue increased 35.5% and 21.8% respectively. Kallet continued, "Net income for the quarter increased by 44.6%, a direct result of growth in non-interest revenue sources and our ability to maintain a stable level of net interest income in spite of continued low market interest rates." Kallet concluded, "Our Company is a leader in the markets we serve and the Company will continue to focus on growing both the traditional banking franchise, Oneida Savings Bank; non-traditional financial services through our insurance subsidiary, Bailey Haskell & LaLonde Agency; and municipal deposit relationships through the State Bank of Chittenango, a limited purpose commercial banking subsidiary."


     Net interest income increased $7,000 for the third quarter of 2004 to $3.2 million compared with the same period of 2003. The increase in net interest income primarily is due to an increase in net earning assets as interest-earning assets have increased at a faster pace than interest-bearing liabilities. The increase in net earning assets was partially offset by a decrease in the net interest margin earned which was 3.32% for the three months ending September 30, 2004 as compared with 3.35% for the same period in 2003. Net interest margin earned for the nine month periods ended September 30, 2004 and 2003 was 3.39% and 3.40% respectively.

     Interest income was $4.9 million for the third quarter of 2004; a decrease of 6.5% as compared with the same period in 2003 at $5.2 million. This decrease in interest income during the three months ended September 30, 2004 resulted primarily from a decrease in the yield of 41 basis points on interest earning assets, given the continued decline in interest rates during the past twelve month period. The decrease in yield was partially offset by an increase of $4.3 million in average interest-earning assets for the three months ended September 30, 2004 as compared with the same 2003 period.

     Total interest expense decreased to $1.7 million for the three months ended September 30, 2004. This is compared with interest expense of $2.1 million during the same 2003 period. The decrease for the three months ended September 30, 2004 was due to a decrease in the cost of interest-bearing liabilities of 42 basis points. Average borrowed funds outstanding were $67.0 million during the three months ended September 30, 2004, compared with $66.0 million in average borrowings outstanding for the third quarter of 2003. Interest expense on deposits decreased 19.7% during the second quarter of 2004 to $1.0 million as compared with $1.2 million for the same period of 2003.

     Non-interest income was $3.1 million, an increase of $701,000, during the third quarter of 2004 compared with the same 2003 period. The increase in non-interest income was primarily due to increases in revenue derived from the Company's insurance agency subsidiary activities and deposit account service fee income. Insurance revenue increased $538,000 or 35.5% for the three months ended September 30, 2004 as compared with the 2003 period. Revenue derived from deposit account activity increased $98,000, or 21.8%, during the third quarter of 2004 as compared with the third quarter 2003. Net security gains realized during the three months ended September 30, 2004 also increased by $62,000 as compared with the 2003 period.

     Non-interest expense was $4.6 million for the three months ended September 30, 2004 compared with $4.4 million for the three months ended September 30, 2003. The increase in non-interest expense is primarily the result of operating expenses incurred associated with our insurance agency business and an increase in advertising expense related to a checking account promotion. Provisions for possible loan losses during second quarter of 2004 totaled $150,000 compared with $106,000 in provisions for the same period in 2003. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. The ratio of the loan loss allowance to loans receivable is 1.10% at September 30, 2004 compared with a ratio of 1.05% at June 30, 2003.

     Shareholders' equity was $51.7 million, or 12.1% of assets at September 30, 2004 compared with $48.8 million, or 11.5% of assets, at September 30, 2003. The increase in shareholders' equity was primarily a result of valuation adjustments made for the Company's available for sale investment and mortgage-backed securities, as well as the contribution of net earnings for the trailing twelve month period. These increases were partially offset by management efforts to manage the Company's capital through a combination of cash dividends and other strategies. The Company announced a stock repurchase program in June 2004, to date there has not been any Company stock acquired under the repurchase program.

     This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

     All financial information provided at and for the quarters ended September 30, 2004 and September 30, 2003 is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts. Per share amounts for prior periods have been restated for the effect of the three-for-two stock split paid on February 24, 2004.

                                       At and for the         At and for the
Selected Financial Ratios               Three Months           Nine Months
       (unaudited)                      Ended Sept 30,        Ended Sept 30,
       -----------                      --------------        --------------
                                       2004       2003       2004       2003
                                       ----       ----       ----       ----
Return on Average Assets               1.01%      0.70%      0.84%      0.79%
Return on Average Equity               8.99%      6.02%      7.18%      6.76%
Net Interest Margin                    3.32%      3.35%      3.39%      3.40%
Efficiency Ratio                      73.23%     78.94%     76.44%     76.69%
Allowance for Loan Losses to
        Loans Receivable, net          1.10%      1.05%      1.10%      1.05%

                                          At               At               %            At
Selected Financial Data                Sept 30,         Sept 30,         Change        Dec 31,
(in thousands except per share data)     2004             2003         '04 vs '03        2003
------------------------------------  -------------------------------------------------------
                                      (unaudited)      (unaudited)                     (audited)
Total Assets                           $427,249         $424,870           0.6%        $428,189
Loans receivable, net                   213,382          203,809           4.7%         200,596
Mortgage-backed securities               36,328           35,711           1.7%          51,788
Investment securities                   123,474          126,260          (2.2%)        122,049
Goodwill and other intangibles           13,298           12,303           8.1%          12,731
Interest bearing deposits               252,572          258,084          (0.2%)        255,871
Non-interest bearing deposits            53,751           51,131           5.1%          49,644
Borrowings                               65,570           64,000           2.5%          67,400
Shareholders' Equity                     51,737           48,806           6.0%          50,835

Book value per share
   (end of period)                     $   6.91         $   6.59         4.9% $            6.83
Tangible value per share
   (end of period)                     $   5.13         $   4.93         4.1% $            5.12



                                          Three Months Ended               %         Year Ended
Selected Operating Data                 Sept 30,       Sept 30,          Change        Dec 31,
(in thousands except per share data)     2004            2003         '04 vs '03        2003
------------------------------------  ---------------------------------------------------------
                                      (unaudited)     (unaudited)                     (audited)
Interest income:
   Interest and fees on loans          $ 3,252         $ 3,353           (3.0%)       $13,592
   Interest and dividends
      on investments                     1,608           1,837          (12.5%)         7,108
   Interest on fed funds                     8              15          (46.7%)            94
                                       -------         -------                        -------
     Total interest income               4,868           5,205           (6.5%)        20,794
Interest expense:
   Interest on deposits                    979           1,219          (19.7%)         4,941
   Interest on borrowings                  732             836          (12.4%)         3,282
                                       -------         -------                        -------
     Total interest expense              1,711           2,055          (16.7%)         8,223
                                       -------         -------                        -------
Net interest income                      3,157           3,150            0.2%         12,571
   Provision for loan losses               150             106           41.5%            530
                                       -------         -------                        -------
Net interest income after
     provision for loan losses           3,007           3,044           (1.2%)        12,041
                                       -------         -------                        -------
Total non-interest income                3,103           2,402           29.2%         10,954
                                       -------         -------                        -------
Total non-interest expense               4,612           4,419            4.4%         18,725
                                       -------         -------                        -------
Income before income taxes               1,498           1,027           45.9%          4,270
                                       -------         -------                        -------
Income tax provision                       412             276           49.3%          1,148
                                       -------         -------                        -------
           Net income                  $ 1,086         $   751           44.6%        $ 3,122
                                       =======         =======                        =======


Earnings per share - basic             $  0.14         $  0.10           40.0%        $  0.42
                                       =======         =======                        =======
Earnings per share - diluted           $  0.14         $  0.10           40.0%        $  0.41
                                       =======         =======                        =======


                                                Nine Months Ended               %          Year Ended
Selected Operating Data                      Sept 30,       Sept 30,          Change         Dec 31,
(in thousands except per share data)           2004           2003          '04 vs '03        2003
                                            (unaudited)    (unaudited)                      (audited)
Interest income:
   Interest and fees on loans                $ 9,650         $10,341           (6.7%)       $13,592
   Interest and dividends
      on investments                           5,037           5,413           (6.9%)         7,108
   Interest on fed funds                          20              80          (75.0%)            94
                                             -------         -------                        -------
     Total interest income                    14,707          15,834           (7.1%)        20,794
Interest expense:
   Interest on deposits                        2,997           3,811          (21.4%)         4,941
   Interest on borrowings                      2,122           2,543          (16.6%)         3,282
                                             -------         -------                        -------
     Total interest expense                    5,119           6,354          (19.4%)         8,223
                                             -------         -------                        -------
Net interest income                            9,588           9,480            1.1%         12,571
   Provision for loan losses                     450             410            9.8%            530
                                             -------         -------                        -------
Net interest income after
     provision for loan losses                 9,138           9,070            0.7%         12,041
                                             -------         -------                        -------
Total non-interest income                      8,452           7,773            8.7%         10,954
                                             -------         -------                        -------
Total non-interest expense                    13,874          13,313            4.2%         18,725
                                             -------         -------                        -------
Income before income taxes                     3,716           3,530            5.3%          4,270
                                             -------         -------                        -------
Income tax provision                           1,012           1,036           (2.3%)         1,148
                                             -------         -------                        -------
         Net income                          $ 2,704         $ 2,494            8.4%        $ 3,122
                                             =======         =======                        =======

Earnings per share - basic                   $  0.36         $  0.34            5.9%        $  0.42
                                             =======         =======                        =======
Earnings per share - diluted                 $  0.35         $  0.33            6.1%        $  0.41
                                             =======         =======                        =======